SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 8-K

                                Current Report


                                August 16, 2004
                                ----------------
             (Date of Report - Date of Earliest Event Reported)

                                   33-02035-A
                                   ----------
                            (Commission File Number)

                           RAM Venture Holdings Corp.
                           --------------------------


           Florida                               59-2508470
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(State or other jurisdiction of                (IRS Employer
 incorporation or organization)             Identification No.)



     5310 South Shackleford Road, Suite D, Little Rock, Arkansas 72204
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                  (Address of Principal Executive Offices)

                              (501) 228-5590
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                     (Registrant's Telephone Number)

          -----------------------------------------------------
           (Former Name, Former Address and Former Fiscal Year,
                      if changed since last report)



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Item 2.	Acquisition or Disposition of Assets
--------------------------------------------

Earlier this year the Company entered into a definitive contract to acquire all of the assets of Hodgman, Inc. used and useful in its sporting goods and accessories business, including relative intellectual property, inventories, tangible personal property, accounts receivable, contracts, good will and going concern value. The purchase price in the transaction is approximately $13,800,000, subject to closing adjustments based upon a final calculation of the net purchased assets and Hodgman's final closing balance sheet.

In June the Registrant also acquired an option to purchase substantially all of the assets of Mack's Sport Shop LLP, an Arkansas limited liability partnership and Mack's Prairie Wings (collectively "Mack's) used and useful in Mack's outdoors activities businesses, Mack Sport Shop and Mack's Prairie Wings. The assets involved include current assets, cash, cash equivalents and tangible and intangible property comprised of inventories, customer lists, marks, trademarks and other intellectual property; but do not include the business location real property or a certain private clubhouse located on other real property which shall both remain Mack's property. The exercise/purchase price for the assets to be acquired is approximately $8,500,000 and the Registrant's assumption of Mack's liabilities, including trade and bartered liabilities, to be determined prior to the Registrant's exercise of its option.

Both of the businesses planned to be acquired will easily meet the Company's "Best-of-Brands" philosophy and will represent a significant albeit, delayed step in the implementation of our outdoors industry holding company business plan. We recently expected to close both acquisition transactions by or before July 30, 2004, with proceeds of a private placement equity financing that we undertook during the first half of June, 2004. We intended in that private placement to place securities for gross proceeds of $35 Million by the Company itself by and through its officers and directors, and without the underwriting services of an investment banker private placement agent. It was our plan to engage the services of registered broker dealers as, and if, necessary to complete the private placement at a proceeds level sufficient to close both of the planned acquisition transactions.

As it develops, that approach was overoptimistic since we have been able to secure only minimal private placement proceeds, more than two months into the undertaking. Furthermore, we have been unable to interest registered brokers in participating upon the terms and conditions we offered in connection with use of their services.

Since we are and have been dependent upon the realization and receipt of gross proceeds from an equity financing to close both of the planned acquisitions, we have been unable to advance the acquisition transactions and have now determined that the needed equity financing must be undertaken by and through an agreement with one or more investment banking firms and that more than likely the scope and substance of our private placement will require significant modification.



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We are adversely affected by our inability to raise the necessary financing proceeds to this point, we are currently negotiating with both of the target companies for an extension of the time for closing the acquisition transactions to November 30, 2004. There is no assurance that we will be able to do so and that if an agreement may be available, that we will be able to comply with its terms and conditions. We have recently entered into substantive discussions with interested investment banking firms and have begun furnishing requisite due diligence information and materials toward revision and restart of our private placement equity financing.

While we are disappointed with the need to confront what now appears to be an overoptimistic approach to our Best-of-Brands acquisition plan, we remain convinced that we will nevertheless be able to raise the needed funds with the professional assistance of a veteran investment banking firm as managing placement agent for the offering. We continue to be committed to the proposition that the proposed assets acquisition transactions with Hodgman, Inc. and Mack's Sport Shop, LLP and Mack's Prairie Wings will comprise, albeit later rather than sooner in the circumstances, significant steps in our "Best-of-Brands" business plan.







                               SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                RAM VENTURE HOLDINGS CORP.



Dated: June 21, 2004            BY: /s/Jeff Harris
                                   -------------------------
                                   Jeff Harris, President



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